Exhibit 5.2

July 11, 2011

Boards of Directors

EarthLink, Inc.

1375 Peachtree Street, N.W.

Atlanta, GA 30309

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as special counsel to Conversent Communications of Vermont, LLC, a Vermont limited liability company (“Conversent Vermont”) and are furnishing this opinion letter in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by EarthLink, Inc., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement, including Conversent Vermont (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $300,000,000 in aggregate principal amount of 8.875% Senior Notes due 2019 of the Company (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of 8.875% Senior Notes due 2019 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be made by Conversent Vermont and the other Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of May 17, 2011 (the “Base Indenture”) by and among the Company, the Guarantors parties thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and a First Supplemental Indenture, dated as of June 7, 2011 by and among the Company, the Guarantors parties thereto and the Trustee (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”).

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Vermont, including the Vermont Limited Liability Companies statutes at 11 V.S.A. §§ 3001-3184 (the “Vermont LLC Act”).

Further, we express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors, nor do we express any opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

To the extent that our opinions relate to matters as to which government agencies have issued certificates, waivers, or other statements, or as to which we have examined government certificates or certificates from officers of Conversent Vermont, the opinions speak as of the date of such certificates and the effective date of such examinations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.    Conversent Vermont is validly existing and in good standing as a limited liability company under the Vermont LLC Act as of the date hereof.

2.    Conversent Vermont had as of the date of the Base Indenture and the First Supplemental Indenture and has as of the date hereof the corporate power to execute, deliver and perform its obligations under the Indenture.

3.    The Base Indenture and the First Supplemental Indenture have each been duly authorized, executed and delivered by Conversent Vermont under the Vermont LLC Act.

The opinions set forth above are qualified as follows:

A.      We express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, or any other federal or state securities laws or regulations.

B.      We express no opinion herein as to the validity, binding effect or enforceability of any of the Bar Indenture or the First Supplemental Indenture, and we understand that you have received other legal opinions from other counsel regarding such matters.

The opinions expressed above are being furnished in connection with the Registration Statement. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Troutman Sanders LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.2 to the

Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dinse, Knapp & McAndrew, P.C.
DINSE, KNAPP & McANDREW, P.C.

SCHEDULE I

1.               Articles of Organization of Conversent Communications of Vermont, LLC, as amended, as certified by the Secretary of State of the State of Vermont on June 15, 2011.

2.               The Amended and Restated Limited Liability Company Operating Agreement of Conversent Communications of Vermont, LLC.

3.               Certificates from the Secretary of State of the State of Vermont as to Conversent Communications of Vermont, LLC’s existence and good standing in the State of Vermont, dated July 11, 2011.

4.               Certain resolutions of the Sole Member of Conversent Communications of Vermont, LLC dated and effective as of May 12, 2011, relating to, among other things, the authorization, execution and delivery of the Base Indenture and the First Supplemental Indenture.

5.               Action of the Sole Member of the Conversent Communications of Vermont, LLC dated and effective as of May 3, 2011.

6.               Officer’s Certificate of Samuel R. De Simone, Jr. dated and effective as of June 16, 2011.

7.               The Base Indenture.

8.               The First Supplemental Indenture.